Exhibit 23.1

Consent of  Independent  Registered  Public  Accounting  Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-217474) pertaining to the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan & FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan, and
(2)	Registration Statement (Form S-8 No. 333-225092) pertaining to the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan;

of our reports dated February 20, 2020, with respect to the consolidated financial statements of Floor & Decor Holdings, Inc. and the effectiveness of internal control over financial reporting of Floor & Decor Holdings, Inc., included in this Annual Report (Form 10-K) of Floor & Decor Holdings, Inc. for the year ended December 26, 2019.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 20, 2020